Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-217323) on Form S-3 of Pacific Ethanol, Inc. of our reports dated March 15, 2017 relating to our audits of the consolidated financial statements and internal control over financial reporting of Pacific Ethanol, Inc., which appear in the Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2016.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Sioux Falls, South Dakota

June 2, 2017